GRAINGER REPORTS RECORD RESULTS FOR THE 2014 FIRST QUARTER
Reiterates 2014 Sales and EPS Guidance

Quarterly Highlights

•	Sales of $2.4 billion, up 5 percent

•	March sales up 8 percent, including 1 pp benefit from holiday timing

•	Operating earnings of $354 million, up 3 percent

•	EPS of $3.07, up 4 percent

•	Repurchased 615,000 shares

CHICAGO, April 16, 2014 - Grainger (NYSE: GWW) today reported results for the 2014 first quarter ended March 31, 2014. Sales of $2.4 billion increased 5 percent versus $2.3 billion in the first quarter of 2013. There were 63 selling days in the 2014 first quarter, the same number as the 2013 first quarter. Net earnings for the quarter increased 2 percent to $217 million versus $212 million in 2013. Earnings per share of $3.07 increased 4 percent versus $2.94 in 2013.

“We are encouraged by the strong finish in March and our solid operating performance in a quarter that was marked by several disruptions from severe winter weather in January and February,” said Chairman, President and Chief Executive Officer Jim Ryan. Ryan added, “We are particularly encouraged by the performance of our U.S. business, which was driven by continued market share gains with large customers.  The performance of our online businesses in Japan and the United States also continues to be strong.  We are facing near-term economic and foreign exchange headwinds in Canada and are unhappy with the current performance.  However, we will continue to invest in the Canadian infrastructure as we are very optimistic about the business over the long term,” Ryan concluded.

The company also reiterated its full year 2014 guidance of 5 to 9 percent sales growth and earnings per share of $12.10 to $12.85.

Company
Sales increased 5 percent in the 2014 first quarter versus the prior year. Results for the quarter included 2 percentage points from acquisitions, net of dispositions, and a 2 percentage points reduction from foreign exchange. Excluding acquisitions and foreign exchange, organic sales increased 5 percent driven by 4 percentage points from volume, 1 percentage point from price and 1 percentage point from higher sales of seasonal products, partially offset by a 1 percentage point decline from business disruptions due to the extreme weather that closed some customer and Grainger facilities across parts of North America during the months of January and February.

The company’s gross profit margin for the quarter decreased 0.1 percentage point versus the prior year to 45.1 percent driven by lower gross margins from the newly acquired businesses. Company operating earnings of $354 million for the 2014 first quarter increased 3 percent versus the 2013 quarter. This increase was driven by the 5 percent sales growth, partially offset by lower gross profit margins. Operating expenses also increased 5 percent. The increase in operating expenses was driven by $31 million in incremental growth and infrastructure spending as well as incremental expenses from the acquired businesses.

The company has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 7 percent in the 2014 first quarter versus the prior year. Results for the quarter included 2 percentage points from acquisitions, net of dispositions. Excluding acquisitions, organic sales increased 5 percent driven by 4 percentage points from volume, 1 percentage point from price and 1 percentage point from higher sales of seasonal products, partially offset by a 1 percentage point decline due to the extreme weather in January and February. Strong sales growth to customers in the Heavy and Light Manufacturing, Natural Resources, Retail and Commercial customer end markets contributed to the sales increase in the quarter.

Operating earnings for the United States segment increased 7 percent in the quarter driven by the 7 percent sales growth and positive expense leverage, partially offset by lower gross profit margins. Gross profit margins for the quarter decreased 0.3 percentage point driven by lower gross margins from the newly acquired businesses and faster growth with lower margin customers.

Canada
First quarter 2014 sales for Acklands-Grainger decreased 10 percent in U.S. dollars and were down 2 percent in local currency. The 2 percent sales decline consisted of a 4 percentage points decline from volume partially offset by a 2 percentage points benefit from the timing of Good Friday, which occurred in March of 2013 but will fall in April this year. Growth during the quarter to customers in the Utilities, Forestry, Transportation and Reseller end markets was more than offset by declines in the Construction, Light and Heavy Manufacturing, Mining, Retail, Government, and Oil and Gas customer end markets. Approximately two-thirds of revenue is generated in the western provinces with a concentration in natural resources. The business in Canada continues to be negatively affected by a weak macroeconomic environment, unfavorable currency exchange, lower commodity prices and a reduction of Canadian exports.

Operating earnings in Canada decreased 35 percent in the 2014 first quarter and were down 29 percent in local currency. The 35 percent decline was primarily driven by the 10 percent sales decline, a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 0.2 percentage point versus the prior year primarily due to higher freight costs and the effect of unfavorable foreign exchange from products sourced from the United States. The increase in operating expenses was primarily driven by higher payroll, benefits and severance costs along with incremental IT spending.

Other Businesses
Sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, increased 11 percent for the 2014 first quarter versus the prior year. This performance consisted of 18 percentage points of growth from volume and price, partially offset by a 7 percentage points decline from unfavorable foreign exchange. Sales growth in the Other Businesses was driven by Zoro Tools and the businesses in Mexico and Japan. Strong sales growth in Japan was partially offset by the weakness in the Japanese yen versus the U.S. dollar.

Operating earnings for the Other Businesses were $8 million in the 2014 first quarter, flat versus the prior year. This performance included strong results from Zoro Tools, partially offset by lower performance from the businesses in Latin America and costs associated with evaluating the new online business outside of the United States.

Other
Other income and expense was a net expense of $2.7 million in the 2014 first quarter versus $1.4 million in the 2013 first quarter. For the quarter, the effective tax rate in 2014 was 37.7 percent versus 37.3 percent in 2013.  The increase was primarily due to more earnings in the United States versus other jurisdictions with lower tax rates. The company is currently projecting an effective tax rate of 37.4 to 37.8 percent for the year 2014.

Cash Flow
Operating cash flow was $168 million in the 2014 first quarter versus $176 million in the 2013 first quarter. The company used the cash generated during the quarter and cash on hand to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $66 million in the 2014 first quarter versus $43 million in the first quarter of 2013. In the 2014 first quarter, Grainger returned $215 million to shareholders through $65 million in dividends and $150 million to buy back 615,000 shares of stock.

W.W. Grainger, Inc., with 2013 sales of $9.4 billion, is North America’s leading broad line supplier of maintenance, repair and operating products, with operations in Asia, Europe and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2014 first quarter results. The Grainger website also includes more information on Grainger’s proven growth drivers, including product line expansion, sales force expansion, eCommerce and inventory services.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law.  Forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts.  They are generally identified by qualifiers such as “plan”, “earnings per share guidance”, “sales guidance”, “currently projecting”, “working on extending”, “to better position” or similar expressions.  There are risks and uncertainties, the outcome of which could cause the company’s results to differ materially from what is projected.  The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Casey Darby
Sr. Manager, Investor Relations
O: 847-535-0099
M: 847-964-3281

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2014	2013
Net sales	$2,385,627	$2,280,435
Cost of merchandise sold	1,309,656	1,248,699
Gross profit	1,075,971	1,031,736

Warehousing, marketing and administrative expense	721,632	688,431
Operating earnings	354,339	343,305

Other income and (expense)
Interest income	640	898
Interest expense	(2,863)	(3,166)
Other non-operating income	(503)	887
Total other expense	(2,726)	(1,381)

Earnings before income taxes	351,613	341,924

Income taxes	132,558	127,397

Net earnings	219,055	214,527

Net earnings attributable to noncontrolling interest	2,402	2,689

Net earnings attributable to W.W. Grainger, Inc.	$216,653	$211,838

Earnings per share -Basic	$3.11	$2.99
-Diluted	$3.07	$2.94
Average number of shares outstanding -Basic	68,700	69,562
-Diluted	69,677	70,775

Diluted Earnings Per Share
Net earnings as reported	$216,653	$211,838
Earnings allocated to participating securities	(2,919)	(3,595)
Net earnings available to common shareholders	$213,734	$208,243
Weighted average shares adjusted for dilutive securities	69,677	70,775
Diluted earnings per share	$3.07	$2.94

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2014	2013
Sales
United States	$1,897,311	$1,774,538
Canada	254,297	283,140
Other Businesses	274,906	247,874
Intersegment sales	(40,887)	(25,117)
Net sales to external customers	$2,385,627	$2,280,435

Operating earnings
United States	$353,687	$330,888
Canada	21,296	32,856
Other Businesses	8,475	8,251
Unallocated expense	(29,119)	(28,690)
Operating earnings	$354,339	$343,305

Company operating margin	14.9%	15.1%
ROIC* for Company	33.8%	34.6%
ROIC* for United States	51.0%	51.5%
ROIC* for Canada	14.2%	22.2%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $274.5 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $388.9 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2014	December 31, 2013
Cash and cash equivalents	$375,564	$430,644
Accounts receivable – net	1,159,556	1,101,656
Inventories - net	1,266,460	1,305,520
Prepaid expenses and other assets	129,525	130,646
Deferred income taxes	64,559	75,819
Total current assets	2,995,664	3,044,285
Property, buildings and equipment – net	1,210,778	1,208,562
Deferred income taxes	31,543	16,209
Goodwill	522,063	525,467
Other assets and intangibles – net	474,181	471,805
Total assets	$5,234,229	$5,266,328
Liabilities and Shareholders’ Equity
Short-term debt	$104,167	$66,857
Current maturities of long-term debt	32,465	30,429
Trade accounts payable	493,915	510,634
Accrued compensation and benefits	167,409	185,905
Accrued contributions to employees’ profit sharing plans (1)	48,557	176,800
Accrued expenses	220,692	218,835
Income taxes payable (2)	98,932	6,330
Total current liabilities	1,166,137	1,195,790
Long-term debt	438,068	445,513
Deferred income taxes and tax uncertainties	114,812	113,585
Employment-related and other non-current liabilities	186,621	184,604
Shareholders' equity (3)	3,328,591	3,326,836
Total liabilities and shareholders’ equity	$5,234,229	$5,266,328

(1)	Accrued contributions to employees' profit sharing plans decreased $128 million primarily due to the annual cash contributions to the profit sharing plan.
(2)	Income taxes payable increased $93 million primarily due to the timing of income tax payments.
(3)	Common stock outstanding as of March 31, 2014 was 68,430,856 shares as compared with 68,853,938 shares at December 31, 2013.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$219,055	$214,527
Provision for losses on accounts receivable	2,413	1,496
Deferred income taxes and tax uncertainties	(2,671)	(1,000)
Depreciation and amortization	45,776	38,945
Stock-based compensation	11,262	11,547
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(78,676)	(101,803)
Inventories	30,608	60,122
Prepaid expenses and other assets	6,564	28,090
Trade accounts payable	(13,497)	8,672
Other current liabilities	(146,616)	(137,186)
Current income taxes payable	92,410	52,085
Employment-related and other non-current liabilities	1,177	5,620
Other – net	(287)	(4,698)
Net cash provided by operating activities	167,518	176,417
Cash flows from investing activities:
Additions to property, buildings and equipment	(65,664)	(42,962)
Proceeds from sale of property, buildings and equipment	462	1,573
Other – net	13,023	(89)
Net cash used in investing activities	(52,179)	(41,478)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	38,508	(3,832)
Net (decrease) in long-term debt	(5,807)	(3,750)
Proceeds from stock options exercised	10,170	23,461
Excess tax benefits from stock-based compensation	6,807	12,650
Purchase of treasury stock	(150,553)	(69,797)
Cash dividends paid	(64,682)	(56,546)
Net cash used in financing activities	(165,557)	(97,814)
Exchange rate effect on cash and cash equivalents	(4,862)	(3,672)
Net change in cash and cash equivalents	(55,080)	33,453
Cash and cash equivalents at beginning of year	430,644	452,063
Cash and cash equivalents at end of period	$375,564	$485,516

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